Exhibit 99.1
Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT
RAMCO-GERSHENSON PRICES OFFERING OF 10.5 MILLION COMMON SHARES OF BENEFICIAL INTEREST
FARMINGTON HILLS, Mich., September 10, 2009 – Ramco-Gershenson Properties Trust (NYSE:RPT) today announced the pricing of its public offering of 10.5 million newly issued common shares of beneficial interest at $8.50 per share. The Trust has granted the underwriters a 30-day option to purchase up to an additional 1.575 million shares. The joint book-running managers for this offering are J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., and KeyBanc Capital Markets Inc. Subject to customary conditions, the offering is expected to close on September 16, 2009.
Ramco-Gershenson expects to receive net proceeds from this offering of approximately $84.5 million. Ramco-Gershenson intends to use the net proceeds from the sale to reduce outstanding borrowings under its unsecured revolving credit facility.
Copies of the final prospectus supplement relating to these securities may be obtained by contacting J.P. Morgan Securities Inc., Attention: Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Telephone: (718) 242-8002; Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, Telephone: (800) 508-4611, Email: prospectusrequest@list.db.com; or, KeyBanc Capital Markets Inc., 800 Superior Avenue, 17th Floor, Cleveland, Ohio 44114, Telephone: (216) 443-2370.
This offering was made pursuant to a prospectus supplement to the Trust’s prospectus, dated February 9, 2009, filed as part of the Trust’s effective shelf registration statement relating to the Trust’s securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.
About Ramco-Gershenson Properties Trust
Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 88 shopping centers totaling approximately 19.3 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.
This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a

RAMCO-GERSHENSON PROPERTIES TRUST

REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.
Contact:
Dawn Hendershot, Director of Investor Relations and Corporate Communications
PHONE:    (248) 592-6202
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